Financial Statement No. 5.2

                           Newport Electric Company


                         Capitalization               Adjusted for Maximum
                         June 30, 1995                Short-Term Debt Request
                         $      % w/o     % w          $      % w/o     % w
                      Millions   STD      STD      Millions    STD      STD

Long-term Debt         $22.1    50.2%     50.2%      $22.1     50.2%    39.5%

Preferred Stock          1.0     2.3%      2.3%        1.0      2.3%     1.8%

Common Equity           20.9    47.5%     47.5%       20.9     47.5%    37.3%

    Sub-total          $44.0                         $44.0

Short-term Debt          0.0               0.0%       12.0              21.4%

Total Capitalization   $44.0   100.0%    100.0%      $56.0    100.0%   100.0%